Exhibit 99.1

Aadi Bioscience, Inc.

Index to Financial Statements

For the years ended December 31, 2020 and 2019

Independent Auditor’s Report

Stockholders and Board of Directors

Aadi Bioscience, Inc.

Pacific Palisades, California

Opinion

We have audited the financial statements of Aadi Bioscience, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

San Diego, California

June 21, 2021

Financial Statements

Aadi Bioscience, Inc.

Balance Sheets

December 31,	2020	2019
Assets
Current assets
Cash and cash equivalents	$4,454,730	$15,961,923
Accounts receivable	14,148,829	284,896
Prepaid expenses and other current assets	81,429	58,873

Total current assets	18,684,988	16,305,692

Property and equipment, net	20,773	29,736
Other non-current assets	—	36,958
Operating lease right-of-use assets	119,007	286,236

Total assets	$18,824,768	$16,658,622

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$2,391,996	$3,177,459
Accrued liabilities	4,098,899	2,234,519
Payable to related party	14,314,473	11,853,678
Convertible promissory notes payable at fair value to related party	9,029,032	8,164,885
Operating lease liabilities, current portion	124,723	188,272
Other current liabilities	98,816	—

Total current liabilities	30,057,939	25,618,813
Convertible promissory notes payable at fair value	1,101,627	—
Operating lease liabilities	—	133,475
Other long-term liabilities	96,810	—

Total liabilities	31,256,376	25,752,288

Commitments and contingencies (Note 9)
Stockholders’ equity (deficit)
Series Seed preferred stock, $0.0001 par value, 734,218 shares authorized, issued, and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $1,101,327 at December 31, 2020 and 2019	73	73
Series A preferred stock, $0.0001 par value; 7,211,948 shares authorized; 7,211,652 shares issued and outstanding; aggregate liquidation preference of $28,432,867 and $27,446,313 at December 31, 2020 and 2019, respectively	721	721
Common stock, $0.0001 par value; 20,000,000 shares authorized; 8,015,000 shares issued and outstanding at December 31, 2020 and 2019	802	802
Additional paid-in capital	20,161,306	20,021,776
Accumulated deficit	(32,594,510)	(29,117,038)

Total stockholders’ deficit	(12,431,608)	(9,093,666)

Total liabilities and stockholders’ deficit	$18,824,768	$16,658,622

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Statements of Operations and Comprehensive Loss

Year ended December 31,	2020	2019
Revenue
License revenue	$14,000,000	$—
Grant revenue	580,014	749,000

Total revenue	14,580,014	749,000

Operating expenses
Research and development (includes related party amounts of $2,460,795 and $1,325,871, respectively)	15,008,376	11,064,467
General and administrative	2,121,018	1,854,378

Total operating expenses	17,129,394	12,918,845

Loss from operations	(2,549,380)	(12,169,845)
Other income (expense)
Change in fair value of convertible promissory notes	(152,519)	—
Interest income	40,744	5,950
Interest expense (includes related party amounts of $734,241 and $89,885, respectively)	(814,517)	(89,885)

Total other expense, net	(926,292)	(83,935)

Loss before income tax expense	(3,475,672)	(12,253,780)
Income tax expense	(1,800)	(1,300)

Net loss and comprehensive loss	(3,477,472)	(12,255,080)
Convertible preferred stock cumulative and undeclared dividends	(986,554)	(986,554)

Net loss attributable to common stockholders	$(4,464,026)	$(13,241,634)

Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(1.65)

Weighted-average shares of common stock outstanding, basic and diluted	8,015,000	8,015,000

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Statements of Stockholders’ Equity (Deficit)

	Series Seed Preferred Stock		Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Pain-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of January 1, 2019	734,218	$73	7,211,652	$721	8,015,000	$802	$19,915,634	$(16,861,958)	$3,055,272

Share-based compensation expense	—	—	—	—	—	—	106,142	—	106,142
Net loss	—	—	—	—	—	—	—	(12,255,080)	(12,255,080)

Balance as of December 31, 2019	734,218	$73	7,211,652	$721	8,015,000	$802	$20,021,776	$(29,117,038)	$(9,093,666)

Share-based compensation expense	—	—	—	—	—	—	139,530	—	139,530
Net loss	—	—	—	—	—	—	—	(3,477,472)	(3,477,472)

Balance as of December 31, 2020	734,218	$73	7,211,652	$721	8,015,000	$802	$20,161,306	$(32,594,510)	$(12,431,608)

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Statements of Cash Flows

Year ended December 31,	2020	2019
Cash flows from operating activities
Net loss	$(3,477,472)	$(12,255,080)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	139,530	106,142
Non-cash interest expense (includes related party amounts of $734,241 and $89,885, respectively)	814,517	89,885
Non-cash lease expense	167,230	105,431
Change in fair value of convertible promissory notes (includes related party amounts of $129,906 and $0, respectively)	152,519	—
Depreciation expense	8,960	5,976
Changes in operating assets and liabilities:
Accounts receivable	(13,863,933)	(39,703)
Prepaid expenses and other current assets	(22,556)	(44,706)
Operating lease liability	(197,024)	(69,920)
Other non-current assets	36,958	(36,958)
Accounts payable and accrued liabilities	1,078,917	3,238,986
Payable to related party	2,460,795	1,315,871

Net cash used in operating activities	(12,701,559)	(7,584,076)

Cash flows from investing activities
Purchases of property and equipment	—	(35,712)

Net cash used in investing activities	—	(35,712)

Cash flows from financing activities
Proceeds from issuance of convertible promissory notes	1,000,000	8,075,000
Proceeds from Payroll Protection Program loan	194,366	—

Net cash provided by financing activities	1,194,366	8,075,000

Net increase (decrease) in cash and cash equivalents	(11,507,193)	455,212
Cash and cash equivalents as of beginning of year	15,961,923	15,506,711

Cash and cash equivalents as of end of year	$4,454,730	$15,961,923

Supplemental disclosure of cash flow information:
Cash paid for taxes	$1,800	$1,300

Supplemental disclosure of non-cash activity:
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$391,668

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Notes to Financial Statements

1.	Business and Business Organization

Description of Business

Aadi LLC was originally formed in the State of Delaware on September 29, 2011. Aadi LLC converted to Aadi Bioscience, Inc. (“Aadi” or the “Company”) and was incorporated in the State of Delaware on February 27, 2017. The Company is a privately-held, clinical stage biopharmaceutical company focused on development and commercialization of precision medicines targeted to rare mutation-driven diseases. Aadi’s initial focus is on the development of nab-sirolimus (sirolimus albumin-bound nanoparticles for injectable suspension, or “ABI-009”) for diseases driven by mTOR pathway activation through mutations or deletions of specific genes such as TSC1, TSC2 or PTEN. ABI-009 has a markedly different pharmacological and pharmacokinetic profile compared to any other mTOR inhibitor. ABI-009 is licensed to Aadi by Abraxis BioScience, LLC, a wholly owned subsidiary of Celgene Corporation, now Bristol Myers Squibb (“Celgene”), for all therapeutic areas including oncology, cardiovascular, and metabolic related diseases.

The Company commenced operations in 2014. Those operations have consisted principally of performing research and development activities and raising capital. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding before sustainable revenues and profit from operations are achieved.

Going Concern

Management is required to perform a two-step analysis over its ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2).

The Company has experienced net losses and negative cash flows from operating activities since its inception and expects to continue to incur net losses into the foreseeable future. The Company had an accumulated deficit of $32.6 million as of December 31, 2020 and used $12.7 million of cash in operations during the year ended December 31, 2020. To date, these operating losses have been funded primarily from outside sources of invested capital through the issuance of convertible promissory notes, grant funding, the sale of securities, and proceeds from license agreements. As of December 31, 2020, the Company had cash and cash equivalents of $4.5 million. Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company continues to incur costs related to research and development efforts. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date that the financial statements are issued.

Management’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management has plans to raise additional capital to fulfill its operating and capital requirements for the next 12 months. The Company’s plans include continuing to fund its operating losses and capital funding needs through debt and equity financing, grant funding, or through collaborations or partnerships with other companies. These financing options may not be available on a timely basis or on terms acceptable to the Company. If the Company is not able to secure adequate additional funding in a timely manner or on favorable terms, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, suspend or curtail planned programs, or explore a sale of the Company. Any of these actions could have a material adverse effect on the Company’s business, results of operations and future prospects.

Aadi Bioscience, Inc.

Notes to Financial Statements

These financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. Other than revenues from payments received under a license agreement, the Company has not generated any substantial revenues and has not yet achieved profitable operations, nor has it ever generated positive cash flows from operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, the Company’s future operations are dependent on the success of the Company’s efforts to raise additional capital, the timing and receipt of any regulatory approvals, and the market acceptance of the Company’s products. There can be no assurance that these efforts will be successful.

COVID-19

In December 2019, a strain of coronavirus was reported in Wuhan, China and began to spread globally, including to the United States and Europe, in the following months. The World Health Organization has declared COVID-19 to be a global pandemic. The full impact of the COVID-19 pandemic is inherently uncertain at the time of this report. The COVID-19 pandemic has resulted in travel restrictions and, in some cases, prohibitions of non-essential activities, disruption and shutdown of businesses, and greater uncertainty in global financial markets. As COVID-19 has spread, it has significantly impacted the health and economic environment around the world, and many governments have closed most public establishments, including restaurants, workplaces, and schools. Aadi’s ongoing clinical trials have been, and may continue to be, affected by the closure of offices, or country borders, among other measures being put in place around the world. The inability to travel and conduct face-to-face meetings can also make it more difficult to enroll new patients in ongoing or planned clinical trials. Any of these circumstances will potentially have a negative impact on our financial results and the timing of our clinical trials.

The COVID-19 pandemic has caused the Company to modify business practices (including but not limited to curtailing or modifying employee travel, moving to full remote work, and cancelling physical participation in meetings, events, and conferences), and may take further actions as may be required by government authorities or that are determined to be in the best interests of the Company’s employees, patients, and business partners.

The extent of the impact of the COVID-19 pandemic on Aadi’s future liquidity and operational performance will depend on certain developments, including the duration and spread of the outbreak, the availability and effectiveness of vaccines, the impact on our clinical trials, patients, and collaboration partners, and the effect on our suppliers.

2.	Related Party Transactions

Celgene License Agreement

On April 9, 2014, the Company entered into a license agreement (the “Celgene License Agreement”) with a wholly-owned subsidiary of Celgene, for exclusive rights for certain patents and a non-exclusive license for certain technology and know-how pertaining to ABI-009. The Celgene License Agreement will remain in effect from the effective date of April 9, 2014 until expiration of all milestone and royalty payment obligations under the agreement, unless terminated by either of the parties upon giving an advance notice as specified in the Celgene License Agreement. Under the terms of the Celgene License Agreement, Celgene agreed to supply the Company with licensed products of ABI-009 necessary for clinical or non-clinical development.

Aadi Bioscience, Inc.

Notes to Financial Statements

Celgene had the option to terminate the Celgene License Agreement and all of the Company’s related rights and licenses upon the occurrence of each of the following: (a) successful completion of the first Phase 2 Trial for a licensed product (“First Trigger Event”), or (b) if Celgene elects not to exercise its option upon the First Trigger Event, then upon the acceptance by the Food and Drug Administration or the European Medicines Agency, as applicable, of the first New Drug Application either in the United States or European Union, whichever occurs first, for a licensed product (“Second Trigger Event”). Celgene could also terminate the Celgene License Agreement upon written notice to the Company at any time following the occurrence of the First Trigger Event and prior to the occurrence of the Second Trigger Event (an “Early Exercise”). In each case, the termination would be subject to a payment to the Company by Celgene equal to the valuation of the Company as per the terms of the Celgene License Agreement. On October 3, 2016, the Celgene License Agreement was amended to include an option extension payment that allowed Celgene the option of paying $3.0 million to the Company to extend the period of time that Celgene had to Early Exercise. The Company has certain milestones that it is required to meet as specified in the Celgene License Agreement. If the Company fails to meet these milestones and cannot agree upon new terms and conditions, Celgene may terminate the Celgene License Agreement.

The Company paid Celgene a non-refundable initial fee of $125,000 in cash during 2014. Celgene is entitled to receive certain development milestone payments, royalties on net sales from licensed products under the agreement and any sublicense fees. No payments were made related to milestone, royalties, or sublicense fees under this agreement in 2020 or 2019 and no milestone, royalty, or sublicense related obligations were outstanding as of December 31, 2019.

On May 1, 2019, Celgene terminated its rights to elect an option to terminate the Celgene License Agreement upon the occurrence of a First Trigger Event, Second Trigger Event or Early Exercise. As a result, the Company is free to negotiate and enter into any agreement with respect to an acquisition of all or substantially all of the business or assets of the Company whether by merger, sale of equity or assets, or otherwise and to consummate the same as it sees fit.

On November 15, 2019, Celgene and the Company entered into an amendment to the Celgene License Agreement (the “Amended Celgene License Agreement”) to terminate certain of Celgene’s ABI-009 product supply obligations and to transfer control over certain regulatory filings under the original Celgene License Agreement from Celgene to the Company. The Amended Celgene License Agreement also waived the obligations related to certain development milestone payments and waived the liability related to 2016 and 2017 licensed drug manufacturing costs of $1.2 million and $2.7 million, respectively. This elimination of the liability related to prior year CMC costs was recorded as a reduction to the research and development expense for the year ended December 31, 2019 in the statements of operations and comprehensive loss.

On December 8, 2020, the Company entered into a license agreement (“EOC License Agreement”) with EOC Pharma (Hong Kong) Limited (“EOC Pharma”) under which the Company will receive $14.0 million in non-refundable upfront consideration as partial payment for the rights and licenses granted to EOC by the Company for the further development and commercialization of ABI-009 in the People’s Republic of China, Hong Kong Special Administration Region, Macao Special Administrative Region and Taiwan (the “Licensed Territory”). In accordance with the Celgene License Agreement, the Company is required to pay 20% of all sublicense fees to Celgene. As such, the Company recognized $2.8 million of license expense with a related party, which was recorded in research and development expense in the statements of operations and comprehensive loss for the year ended December 31, 2020, and a corresponding $2.8 million sublicense payable in payable to related party in the balance sheet as of December 31, 2020. Refer to Note 4 for additional information on the EOC License Agreement.

Aadi Bioscience, Inc.

Notes to Financial Statements

The Company recognized $1.0 million and $5.2 million of product development related costs during the years ended December 31, 2020 and 2019, respectively. The $5.2 million 2019 product development costs were partially offset by $3.9 million waived costs from the Amended License Agreement for prior year product development costs. During the current period the Company recognized $1.3 million reduction in product development costs resulting from a change in estimate. Aadi had a $14.3 million payable to related party as of December 31, 2020, $2.8 million of which relates to the sublicense fee for the EOC Pharma upfront payment, and $11.9 million of which relates to a related party liability as of December 31, 2019, for amounts due to Celgene.

Convertible Promissory Notes

The Company issued convertible promissory notes to existing equity holders in October 2019 (refer to Note 5 for additional information regarding the convertible promissory notes).

3.	Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which is based on the accrual method of accounting.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the business of developing and commercializing proprietary therapeutics. All the assets and operations of the Company’s sole operating segment are located in the United States.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and certain investments in money market funds. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company has not experienced any losses on deposits since inception.

Aadi Bioscience, Inc.

Notes to Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid marketable securities purchased with original maturities of three months or less at the purchase date to be cash equivalents. As of December 31, 2020 and 2019, cash equivalents included money market investments totaling $3.0 million and $12.0 million, respectively.

Fair Value Option

As permitted under the FASB Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments, (“FASB ASC Topic 825”), the Company has elected the fair value option to account for its convertible promissory notes issued. In accordance with FASB ASC Topic 825, the Company records these convertible promissory notes at fair value with changes in fair value recorded in the statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the convertible promissory notes were recognized in earnings as incurred and not deferred.

Fair Value of Financial Instruments

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:    Observable inputs, such as quoted prices in active markets

Level 2:    Inputs, other than the quoted prices in active markets that are observable either directly or indirectly

Level 3:    Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions which reflect those that a market participant would use

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

In determining the fair value of its financial instruments, the Company considers the source of observable market data inputs, liquidity of the instrument, the credit risk of the counterparty to the contract, and its risk of nonperformance. In the case fair value is not observable, for the items subject to fair value measurements, the Company applies valuation techniques deemed the most appropriate under the U.S. GAAP guidance based on the nature of the assets and liabilities being measured.

The carrying amounts of cash equivalents, accounts receivable, prepaid expenses, accounts payable, and accrued liabilities are reasonable estimates of their fair value because of the short maturity of these items.

Aadi Bioscience, Inc.

Notes to Financial Statements

The following table sets forth the fair value of the Company’s financial assets and liabilities, allocated into the Level 1, Level 2 and Level 3 hierarchy that were measured at fair value on a recurring basis:

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$3,040,583	$—	$—	$3,040,583

Liabilities:
Convertible promissory notes	$—	$—	$10,130,659	$10,130,659

	Fair Value Measurements as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$12,000,000	$—	$—	$12,000,000

Liabilities:
Convertible promissory notes	$—	$—	$8,164,885	$8,164,885

As further described in Note 5, the Company issued convertible promissory notes in October 2019 and January 2020 (collectively the “Convertible Notes”). The Company elected the fair value option to account for the Convertible Notes. The fair value was estimated using a scenario-based analysis based on the probability-weighted value of expected future investment returns, considering possible outcomes available to the noteholders including conversions in subsequent equity financings, change of control transactions, settlement, and dissolution. The Company adjusts the carrying value of its Convertible Notes to their estimated fair value at each reporting date, with any related increases or decreases in the fair value recorded as a change in fair value of convertible promissory notes in the statements of operations and comprehensive loss.

As of December 31, 2020 and 2019, the significant unobservable inputs used in the fair value measurement of the Convertible Notes included an expected settlement date in June 2021 and June 2020, respectively, and an estimated discount rate of 25%. Other significant unobservable inputs include the relative weighting applied to the possible outcomes available to the noteholders including conversions in subsequent equity financings, change of control transactions, settlement, and dissolution.

There are significant judgments, assumptions and estimates inherent in the determination of the fair value of the convertible promissory notes described above. These include determination of a valuation method and selection of the possible outcomes available to the Company, including the determination of timing and expected future investment returns for such scenarios, as well as the likelihood of repayment, conversion, and dissolution. The related judgments, assumptions and estimates are highly interrelated and changes in any one assumption could necessitate changes in another. Any changes in the probability of a particular outcome would require a related change to the probability of another outcome.

Aadi Bioscience, Inc.

Notes to Financial Statements

The following table provides a reconciliation of the Convertible Notes (refer to Note 5) measured at fair value using significant unobservable inputs (Level 3):

Convertible Notes (Level 3)
Balance as of January 1, 2019	$—
Issuance of convertible notes	8,075,000
Accrual of interest	89,885
Change in fair value of convertible promissory notes	—

Balance as of December 31, 2019	$8,164,885
Issuance of convertible notes	1,000,000
Accrual of interest	813,255
Change in fair value of convertible promissory notes	152,519

Balance as of December 31, 2020	$10,130,659

There have been no transfers between levels during the reporting periods.

Property and Equipment, Net

Property and equipment, which consist of computers, furniture and fixtures, and office equipment, are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (generally five years).

Leases

At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company records the associated lease liability and corresponding right-of-use asset upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The Company does not recognize assets or liabilities for leases with lease terms of less than 12 months.

The Company additionally evaluates leases at their inception to determine if they are to be accounted for as an operating lease or a finance lease. A lease is accounted for as a finance lease if it meets one of the following five criteria: the lease has a purchase option that is reasonably certain of being exercised, the present value of the future cash flows is substantially all of the fair market value of the underlying asset, the lease term is for a significant portion of the remaining economic life of the underlying asset, the title to the underlying asset transfers at the end of the lease term, or if the underlying asset is of such a specialized nature that it is expected to have no alternative uses to the lessor at the end of the term. Leases that do not meet the finance lease criteria are accounted for as an operating lease. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheets at the commencement date of the lease based on the present value of lease payments over the expected lease term.

Aadi Bioscience, Inc.

Notes to Financial Statements

Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. As the Company’s leases do not typically provide an implicit rate, the Company utilizes the appropriate incremental borrowing rate, determined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment. For finance leases, depreciation expense is recognized for the leased asset acquired and interest expense is recognized related to the portion of the financing in the statements of operations. For operating leases, lease cost is recognized on a straight-line basis over the lease term and variable lease payments are recognized as operating expenses in the period in which the obligation for those payments is incurred. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, parking, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.

Accounts Receivable

Accounts receivable as of December 31, 2020 and 2019 represents grant revenue recognized to date, but for which payment has not yet been received from the funding agency. The December 31, 2020 balance also includes $14.0 million receivable related to the EOC Pharma upfront payment. Estimates for allowances for doubtful accounts are determined based on existing contractual obligations and historical payment patterns. No allowance for doubtful accounts was recorded as of December 31, 2020 and 2019.

Revenue Recognition

Revenue Under License Agreement

The Company generates revenues from payments received under a license agreement. Under such license agreements, the Company recognizes revenue when it transfers promised goods or services to partners in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with partners, the Company performs the following five steps: (i) identifies the promised goods or services in the contract; (ii) identifies the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determines the transaction price, including the constraint on variable consideration; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) the Company satisfies the performance obligations.

For revenue from such license agreements, the Company generally collects an upfront license payment from the license partner and is also entitled to receive event-based payments subject to the license partner’s achievement of specified development, regulatory and sales-based milestones. In addition, the Company is generally entitled to royalties if products under the license agreement are commercialized.

Transaction price for a contract represents the amount to which the Company is entitled in exchange for providing goods and services to the partner. Transaction price does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of revenue when the uncertainty is resolved. Apart from the upfront license payment, all other fees the Company may earn under such license agreements are subject to significant uncertainties of product development. Achievement of many of the event-based development and regulatory milestones may not be probable until such milestones are actually achieved. This generally relates to milestones such as obtaining regulatory approvals and successful completion of clinical trials. With respect to other development milestones, e.g. dosing of a first patient in a clinical trial, achievement could be considered probable prior to its actual occurrence, based on the progress towards commencement of the trial.

Aadi Bioscience, Inc.

Notes to Financial Statements

The Company does not include any amounts subject to uncertainties into the transaction price until it is probable that the amount will not result in a significant reversal of revenue in the future. At the end of each reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the estimate of the overall transaction price.

Because such agreements generally only have one type of performance obligation, a license, which is generally all transferred at the same time as agreement inception, allocation of the transaction price among multiple performance obligations is not required.

Upfront amounts allocated to licenses are recognized as revenue when the licenses are transferred to the partners. Development milestones and other fees are recognized in revenue when their occurrence becomes probable.

Grant Revenue

The Company’s grant revenues are derived from federal grants, primarily with the National Institute of Health and the Food and Drug Administration. The Company has determined that the government agencies providing grants to the Company are not customers. Grant revenue is recognized when there is reasonable assurance of compliance with the conditions of the grant and reasonable assurance that the grant revenue will be received. The Company recognizes grant revenues as reimbursable grant costs are incurred. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations and comprehensive loss.

With respect to grant revenue derived from reimbursement of direct out-of-pocket expenses for research costs associated with federal contracts, where the Company acts as principal with discretion to choose suppliers, bears credit risk, and performs part of the services required in the transaction, the Company records revenue for the gross amount of the reimbursement. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations and comprehensive loss.

Research and Development Costs

Research and development expenses consist of costs incurred in performing research and development activities, including salaries and benefits, materials and supplies, preclinical expenses, stock-based compensation expense, contract services, and other external development expenses. The Company records research and development activities conducted by third-party service providers, which include work related to preclinical studies, clinical trials, and contract manufacturing activities, to research and development expense as incurred. The Company is required to estimate the amount of services provided but not yet invoiced and include these expenses in accrued expenses in the balance sheet and within research and development expenses in the statements of operations and comprehensive loss. These expenses are a significant component of the Company’s research and development expenses and require significant estimates and judgments. The Company accrues for these expenses based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. As actual expenses become known, the Company adjusts its accrued expenses.

Commitments and Contingencies

The Company recognizes a liability with regard to loss contingencies when it believes it is probable a liability has occurred, and the amount can be reasonably estimated. If some amount within a range of loss appears at the

Aadi Bioscience, Inc.

Notes to Financial Statements

time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount the Company accrues the minimum amount in the range. The Company has not recorded any such liabilities as of December 31, 2020 and 2019.

Income Taxes

Income taxes have been accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if, based upon the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Share Based Compensation

Share-based compensation expense represents the cost of the grant date fair value of employee, non-employee, officer, and director stock option grants, estimated in accordance with the applicable accounting guidance, recognized on a straight-line basis over the vesting period. The vesting period generally approximates the expected service period of the awards. Forfeitures are recognized and accounted for as they occur.

The fair value of stock options is estimated using a Black-Scholes-Merton valuation model on the date of grant. This method requires certain assumptions be used as inputs, such as the fair value of the underlying common stock, expected term of the option before exercise, expected volatility of the Company’s common stock, expected dividend yield, and a risk-free interest rate. Options granted during the year have a maximum contractual term of ten years. The Company has limited historical stock option activity and therefore estimates the expected term of stock options granted to employees, officers, and directors using the simplified method, which represents the average of the contractual term of the stock option and its weighted-average vesting period. For options granted to non-employees, the Company uses the remaining contractual life. The expected volatility of stock options is based upon the historical volatility of a number of publicly traded companies in similar stages of clinical development. The Company has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future. The risk-free interest rates used are based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. treasury notes with maturities approximately equal to the expected term of the stock options.

Common Stock Valuation

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with the framework of Standards 9 and 10 of the Uniform Standards of Professional Appraisal Practice, the Statement on Standards for Valuation Services as set forth by the American Institute of Certified Public Accountants (“AICPA”), the Statement of U.S. GAAP Codification of Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures, and the AICPA Accounting and Valuation Guide for the Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been

Aadi Bioscience, Inc.

Notes to Financial Statements

determined based upon a variety of factors, including the illiquid nature of the common stock, arm’s-length sales of the Company’s common stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event. Among other factors are the Company’s financial position and historical financial performance, the status of technological developments within the Company’s research, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Net Loss Per Share

Basic and diluted net loss attributable to common stock is presented in conformity with the two-class method required for participating securities as the Series A convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stock.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares and common share equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. The Company’s potentially dilutive securities, which include convertible preferred stock and outstanding stock options under the Company’s equity incentive plan have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because their inclusion would be anti-dilutive:

December 31,	2020	2019
Series Seed convertible preferred stock	734,218	734,218
Series A convertible preferred stock	7,211,652	7,211,652
Common stock options	1,232,500	1,040,000

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (FASB ASC Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which eliminates, modifies, and adds disclosure requirements on fair value measurements. The standard is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The adoption of ASU 2018-13 did not have a material impact on the Company’s financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (FASB ASC Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its simplification initiative to reduce the cost and

Aadi Bioscience, Inc.

Notes to Financial Statements

complexity in accounting for income taxes. The amendments in ASU 2019-12 removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company early adopted the new standard in 2020 and the adoption of the standard did not have a material impact on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (FASB ASC Topic 842) (“ASU 2016-02”). The FASB subsequently issued ASU 2018-10, Codification Improvements to Topic 842, Leases, ASU 2018-11, Leases (FASB ASC Topic 842): Targeted Improvements, and ASU 2019-01, Leases (FASB ASC Topic 842): Codification Improvements, to further amend ASU 2016-02. ASU 2016-02, as amended, provides revised guidance related to the accounting and reporting of leases, including a requirement for lessees to recognize most leases on the balance sheet. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease. For public entities, the guidance is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Companies may adopt retrospectively as of the earliest period presented or retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment, in each case with a number of practical expedients that entities may elect to apply. The Company adopted ASC 842 as of January 1, 2019, electing the alternative modified transition method that allows for a cumulative-effect adjustment in the period of adoption and did not restate prior periods. The Company elected the package of practical expedients permitted under the transition guidance. See Note 9 for further disclosure on the Company’s leasing arrangements.

Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This new guidance is intended to reduce the complexity of accounting for convertible instruments. The guidance also addresses how convertible instruments are accounted for in the diluted earnings per share calculation and requires enhanced disclosures about the terms of convertible instruments. Entities may adopt ASU 2020-06 using either a partial retrospective or fully retrospective method of transition. This ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years for smaller reporting companies. The Company is currently evaluating the impact the adoption of ASU 2018-13 will have on the Company’s financial statements.

4.	EOC License Agreement

In December 2020, the Company entered into the EOC License Agreement with EOC Pharma for the further development and commercialization of ABI-009 in the Licensed Territory. Under the terms of the EOC License Agreement, Aadi granted to EOC Pharma an exclusive, royalty-bearing license to develop and commercialize the product in the Licensed Territory.

Unless earlier terminated, the term of the EOC License Agreement continues until the expiration of the royalty obligations. Prior to the expiration of the EOC License Agreement, EOC Pharma has the right to terminate the agreement for any reason upon 120 days advance written notice. Either party may terminate the EOC License Agreement in the event that the other party breaches the agreement and fails to cure the breach, becomes insolvent or challenges certain of the intellectual property rights licensed under the agreement.

Aadi Bioscience, Inc.

Notes to Financial Statements

The Company received a $14.0 million upfront payment in January 2021 and is eligible to receive an additional $257.0 million in the aggregate upon achievement of certain development, regulatory, and sales milestones, as well as tiered royalties on net sales in the Licensed Territory. Under the terms of the EOC License Agreement, EOC Pharma will fund all research, development, regulatory, marketing and commercialization activities in the defined Licensed Territory.

The Company assessed the EOC License Agreement with EOC Pharma in accordance with FASB ASC Topic 606 and concluded that EOC Pharma is a customer. Additionally, the Company identified the license of ABI-009 provided to EOC Pharma as the sole performance obligation. The $14.0 million upfront payment received from EOC Pharm is non-refundable and non-creditable and is considered fixed consideration. For the year ended December 31, 2020, the Company recognized $14.0 million as license revenue under the EOC License Agreement.

Both the milestones and royalty payments under the EOC License Agreement are considered variable consideration. Under the “most-likely” method, the Company will apply a constraint to these amounts until it has received notification from EOC Pharma that the milestones and royalty payments have been achieved.

5.	Convertible Notes

The Company received $8.1 million in October 2019 and $1.0 million in January 2020 for the proceeds from the issuance of Convertible Notes. The October 2019 convertible notes were issued to existing equity holders. The Convertible Notes originally had a maturity date of one year from the date of issuance and bear an escalating interest rate of 6% per annum for the first four months following the effective date of the loan agreement, 8% per annum for the fifth and sixth months, and 10% per annum for the remaining six months of the note term until maturity at twelve months. The Convertible Notes contain certain redemption features, including conversion to preferred stock upon the closing of the Company’s next issuance of preferred stock resulting in net proceeds to the Company of at least $25.0 million (“Qualified Financing”). The Convertible Notes will convert into a variable, whole number of preferred shares equal to the number obtained by dividing the principal plus accrued interest of the Convertible Notes by 80% of the price per share paid by cash investors in the Qualifying Financing if converted in the first four months following the effective date of the loan agreement, 75% if converted in months five or six, and 70% if converted later than six months. The Convertible Notes also contain a mandatory prepayment provision that requires the Company to pay the outstanding principal, plus accrued and unpaid interest together with a premium in the event that a qualified liquidity event occurred. The premium is equal to 120% of the outstanding principal amount to be prepaid in the event the liquidity event occurs within four months of the note date, 130% between the fifth and sixth month, and 140% if after the sixth month but prior to maturity.

In November 2020, the Company entered into an amendment to the original Convertible Notes, whereby the term was extended from one year to two years. The amendment was accounted for under debt modification accounting.

6.	Payroll Protection Program Loan

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to

Aadi Bioscience, Inc.

Notes to Financial Statements

tax depreciation methods for qualified improvement property. The CARES Act also appropriated funds for the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

In May 2020, Aadi was approved for a $194,366 SBA PPP loan, as provided for in the CARES Act (“PPP Loan”). Under certain conditions, the PPP Loan and accrued interest are forgivable after a twenty-four-week covered period as long as the loan proceeds were used for eligible expenses, including payroll, benefits, rent and utilities, and the company maintains certain payroll levels. The amount of loan forgiveness is subject to reduction if the Company terminates employees or reduces salaries during the twenty-four-week covered period. The unforgiven portion of the loan is payable over two years at an interest rate of 1%, with a deferral of payments for the ten months following the end of the twenty-four-week covered period. While the Company currently believes that the use of the loan proceeds will meet the conditions for forgiveness of the loan by the SBA, forgiveness of the loan has not been granted by the SBA and therefore the PPP Loan is accounted for as a liability in other current liabilities and other long-term liabilities on the balance sheet as of December 31, 2020.

7.	Stockholders’ Equity (Deficit)

Under the Amended and Restated Certificate of Incorporation dated March 29, 2017, the Company had a total of 27,946,166 shares of capital stock authorized for issuance, consisting of 20,000,000 shares of Common Stock, par value of $0.0001 per share, and 7,946,166 shares of Preferred Stock, par value of $0.0001 per share. Of the 7,946,166 shares of authorized Preferred Stock, 734,218 are designated Series Seed Preferred Stock and 7,211,948 shares are designated Series A Preferred Stock.

Series Seed Preferred Stock

On February 23, 2017, the Company converted from a limited liability company to a corporation and at that time converted 734,218 membership units into shares of Series Seed Preferred Stock. As of December 31, 2020, and 2019, all of the 734,218 shares of designated Series Seed Preferred Stock were issued and outstanding.

Series A Preferred Stock

In February and March 2017, the Company sold and issued in a private placement 5,847,940 shares of Series A Preferred Stock at $3.42 per share (the “Series A Financing”). Upon the closing of the Series A Financing, convertible notes issued in 2015 converted into 482,426 shares of Series A Preferred Stock at 85% of the $3.42 price per share (the “Series A Original Issue Price”) paid by the Series A Financing investors. Convertible notes issued in 2017 converted into 881,286 shares of Series A Preferred Stock at the Series A Original Issue Price. As of December 31, 2020, and 2019, of the 7,211,948 shares designated as Series A Preferred Stock, 7,211,652 shares were issued and outstanding.

Common Stock

On February 23, 2017, the Company converted from a limited liability company to a corporation and at that time converted 8,015,000 membership units to shares of Common Stock. As of December 31, 2020, and 2019, of the authorized 20,000,000 shares of Commons Stock, 8,015,000 shares were issued and outstanding. The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders.

Aadi Bioscience, Inc.

Notes to Financial Statements

The Company’s preferred stock has the following characteristics:

Dividends

Holders of Series A Preferred Stock, in preference to the holders of Common Stock and Series Seed Preferred Stock, shall be entitled to receive cumulative dividends at the annual accrual rate of 4% of the Series A Original Issue Price. Such dividends shall accrue from day to day, however, shall be payable only when and if declared by the Company’s Board of Directors. There have been no dividends declared by the board as of December 31, 2020 and 2019. Upon conversion of the shares of Series A Preferred Stock into Common Stock, the Company shall pay accrued but unpaid dividends on the Series A Preferred Stock converted either in shares of Common Stock at the fair market value in effect at the time of conversion or in cash, as determined by the Board of Directors.

Liquidation

The holders of the Series A Preferred Stock are entitled to receive liquidation preferences at the Series A Original Issue Price of $3.42, plus all accrued but unpaid dividends, whether or not declared. Liquidation payments to the holders of Series A Preferred Stock have priority and are made in preference to any payments to the holders of Series Seed Preferred Stock and Common Stock.

After full payment of the liquidation preference to the holders of the Series A Preferred Stock, the remaining assets, if any, will be distributed ratably to the holders of the Series Seed Preferred Stock at an amount per share equal to the greater of (a) the Series Seed Original Issue Price of $1.50 (the “Series Seed Original Issue Price”), plus any dividends accrued or declared but unpaid, or (b) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Common Stock.

After full payment of the liquidation preference to the holders of the Series A Preferred Stock and Series Seed Preferred Stock, the remaining assets, if any, will be distributed ratably to the holders of the Series A Preferred Stock, Series Seed Preferred Stock, and Common Stock on an as-if-converted to Common Stock basis.

Conversion Rights

The shares of Series A Preferred Stock and Series Seed Preferred are convertible, at the option of the holder of such Series A Preferred Stock and Series Seed Preferred, at any time, into such number of shares of common stock as is determined by dividing the original issue price for such series of Series A Preferred Stock or Series Seed Preferred Stock, as applicable, by the conversion price for such series in effect at the time of conversion. The conversion price for the Series A Preferred Stock and Series Seed Preferred Stock, as applicable, initially means the original issue price for such series. The initial conversion price for the Series A Preferred Stock, and the rate at which shares of Series A Preferred Stock may be converted into shares of common stock, shall be subject to adjustment for dividends, stock splits, and other distributions. The conversion rate at December 31, 2020 and 2019 for the Series A Preferred Stock and Series Seed Preferred Stock was 1:1.

Each share of Series A Preferred Stock and Series Seed Preferred Stock is automatically converted into common stock at the then effective conversion rate (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the

Aadi Bioscience, Inc.

Notes to Financial Statements

public offering price per share is at least three times the applicable Series A Original Issue Price (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series A Preferred Stock), (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30 million and (iii) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market.

Redemption Rights

The holders of Preferred Stock do not have any redemption rights.

Voting

Each holder of Series A Preferred Stock or Series Seed Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock or Series Seed Preferred Stock held by such holder are convertible. Except as provided by law or by the other provisions of the Company’s governance documents, holders of Series A Preferred Stock and Series Seed Preferred Stock shall vote together with the holders of Common Stock as a single class.

8.	Share-Based Compensation

Stock Option Plan

In February 2017, the Company approved the Amended and Restated 2014 Equity Incentive Plan (the “Amended and Restated 2014 Plan”). The Amended and Restated 2014 Plan provides for the issuance of 1,485,000 shares of Common Stock to officers, directors, employees, non-employee directors, and consultants of the Company. The Amended and Restated 2014 Plan allows for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock unit awards and other stock awards. There were 252,500 and 445,000 options remaining available for future issuance under the Amended and Restated 2014 Plan as of December 31, 2020 and 2019, respectively.

The options that are granted from the Amended and Restated 2014 Plan are exercisable at various dates as determined upon grant and will expire no more than ten years from their date of grant. Stock options generally vest over a four-year term. The exercise price of each option shall be determined by the Board of Directors, although generally options have an exercise price equal to the fair market value of the Company’s stock on the date of the option grant. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Company’s common stock at the time the option is granted. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s common stock at the date of grant and for a term not to exceed five years.

Aadi Bioscience, Inc.

Notes to Financial Statements

The following table summarizes the option activity for the year ended December 31, 2020:

	Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2020	1,040,000	$0.59	7.59	$515,750
Granted	227,500	1.08	9.39
Exercised	—	—	—
Cancelled	(27,500)	0.79	—
Forfeited	(7,500)	0.73	—

Outstanding as of December 31, 2020	1,232,500	$0.67	7.26	$505,250

Vested and exercisable as of December 31, 2020	769,267	$0.53	6.27	$416,555
Vested and expected to vest as of December 31, 2020	1,232,500	$0.67	7.26	$505,250

All exercisable options are vested, and all outstanding options are vested or expected to vest.

The fair value of stock options granted during the years ended December 31, 2020 and 2019 was estimated at the grant date using the following assumptions:

December 31,	2020	2019
Weighted average grant date fair value (per share)	$0.81	$0.58
Risk-free interest rate	0.34% - 0.80%	1.83% - 2.63%
Expected volatility	89.57% - 92.52%	93.53% - 96.61%
Expected term (in years)	5.3 - 6.3	6.3-10.0
Expected dividend yield	0%	0%

The Company recognized stock-based compensation of $139,530 and $106,142 for the years ended December 31, 2020 and 2019, respectively. The total unrecognized compensation cost related to outstanding unvested stock-based awards as of December 31, 2020 was $255,522, which is expected to be recognized over a weighted-average remaining service period of 1.49 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consisted of the following as of December 31, 2020 and 2019:

December 31,	2020	2019
Common stock options granted and outstanding	1,232,500	1,040,000
Common stock reserved for future option grants	252,500	445,000

	1,485,000	1,485,000

9.	Commitments and Contingencies

Operating Lease

In April 2019, the Company entered into a twenty-eight-month facility lease agreement for 2,760 square feet of office space in Los Angeles, California. The lease commenced on May 1, 2019 and is scheduled to expire on

Aadi Bioscience, Inc.

Notes to Financial Statements

August 31, 2021. The lease contains an option to extend the term for one additional three-year period. The lease includes four months of rent abatement and a rent escalation clause. Rent expense is being recorded on a straight-line basis. Rent expense related to this lease was $182,600 and $121,800 for the years ended December 31, 2020 and 2019, respectively.

The following table summarizes information related to leases:

December 31,	2020	2019
Assets:
Operating lease right-of-use assets	$119,007	$286,236

Total right-of-use assets	$119,007	$286,236

Liabilities:
Operating lease liabilities, current	$124,723	$188,272
Operating lease liabilities, non-current	—	133,475

Total operating lease liabilities	$124,723	$321,747

The future minimum lease payments required under the operating lease as of December 31, 2020, are summarized as follows:

Year Ending December 31, 2021	$127,476
2022	—
2023	—
2024	—

Total minimum lease payments	$127,476

Less: amount representing interest	$(2,753)

Present value of operating lease liabilities	$124,723

Less: operating lease liabilities, current	$(124,723)

Operating lease liabilities, non-current	$—

Remaining lease term (in years)	0.7
Incremental borrowing rate	6.8%

10.	Income Taxes

The income tax provision for the years ended December 31, 2020 and 2019 is as follows:

December 31,	2020	2019
Federal
Current	$—	$—
Deferred	—	—

State
Current	1,800	1,300
Deferred	—	—

Provision expense for income taxes	$1,800	$1,300

Aadi Bioscience, Inc.

Notes to Financial Statements

A reconciliation of the total income tax provision tax rate to the statutory federal income tax rate of 21% for the years ended December 31, 2020 and 2019, respectively are as follows:

Year ended December 31,	2020		2019
Income taxes at statutory rates	$(729,996)	21.0%	$(2,570,673)	21.0%
State income tax, net of federal benefit	(85,560)	2.5%	(245,522)	2.0%
Nondeductible interest	171,048	(4.9%)	18,876	(0.2%)
Other permanent items	56,618	(1.6%)	17,827	(0.2%)
Research credit	(999,859)	28.8%	(1,325,049)	10.8%
Change in valuation allowance	1,589,549	(45.7%)	4,105,841	(33.5%)

Income tax expense	$1,800	0.1%	$1,300	0.0%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2020 and 2019, respectively are as follows:

December 31,	2020	2019
Deferred tax assets
Net operating loss carryforward	$7,265,000	$5,137,000
Research and development tax credits	2,782,000	1,776,000
Accrued liabilities	—	1,681,000
Other	227,000	96,000

Total gross deferred tax assets	10,274,000	8,690,000
Valuation allowance	(10,255,000)	(8,666,000)

Total gross deferred tax assets, net of valuation allowance	19,000	24,000

Deferred tax liabilities
Other	(19,000)	(24,000)

Total gross deferred tax liabilities	(19,000)	(24,000)

Net deferred tax assets / (liabilities)	$—	$—

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined it is more likely than not that the assets will not be realized. As a result, the Company has concluded that a full valuation allowance against its deferred tax assets is necessary at this time.

As of December 31, 2020, the Company had federal and state net operating loss carryforwards of approximately $30,961,000 and $27,441,000, respectively. Of the amount of federal net operating loss carryforwards, $27,414,000 can be carried forward indefinitely. The remaining federal and state loss

Aadi Bioscience, Inc.

Notes to Financial Statements

carryforwards begin to expire in 2037, unless previous utilized. The Company also has federal and state research credit carryforwards of approximately $2,303,000 and $1,486,000, respectively, as of December 31, 2020. The federal and New Jersey research credit carryforwards will begin to expire in 2037 and 2027, respectively, unless previously utilized. The California research credit will carry forward indefinitely. The increase in the valuation allowance is $1,589,000 and $4,106,000 for the years ended December 31, 2020 and 2019, respectively.

Pursuant to Section 382 and 383 of the Internal Revenue Code (IRC), utilization of the Company’s net operating loss carryforwards and research credits may be subject to annual limitations in the event of any significant future changes in its ownership structure. These annual limitations may result in the expiration of net operating loss carryforwards and research credits prior to utilization. As of December 31, 2020, the Company has not completed an IRC Section 382 study. When this analysis is finalized, the Company plans to update its unrecognized tax benefits accordingly. The Company does not expect this analysis to be completed within the next 12 months. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgement based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustment may result, for example, upon resolution of an issue with the taxing authorities or expiration of a statute of limitations barring an assessment for an issue.

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination by tax authorities.

The following table summarizes the changes to the Company’s gross unrecognized tax benefits for the years ended December 31, 2020 and 2019, respectively:

Year Ended December 31,	2020	2019
Beginning balance as of the beginning of the year	$2,210,000	$776,450
Increases (decreases) related to prior year positions	—	—
Increases related to current year positions	194,000	1,433,550

Balance as of the end of the year	$2,404,000	$2,210,000

Due to the existence of the valuation allowance, future recognition of previously unrecognized tax benefits will not impact the Company’s effective tax rate. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company is subject to taxation in the United States, California and New Jersey. The Company’s tax years from inception are subject to examination by the United States California and New Jersey authorities due to the carryforward of unutilized NOLs and research and development credits.

The Company had no accrued interest or penalties related to income tax matters in the Company’s balance sheet as of December 31, 2020, and has not recognized interest or penalties in the Company’s statement of operations and comprehensive loss for the year ended December 31, 2020. Further, the Company is not currently under examination by any federal, state or local tax authority.

The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic. Some of the more significant provisions are removal of certain limitations on utilization of net operating losses, increasing the loss

Aadi Bioscience, Inc.

Notes to Financial Statements

carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. As of December 31, 2020, the Company has not recorded any material adjustments to its income tax provision related to the provisions within the CARES Act. The Company will continue to analyze the impact that the CARES Act will have, if any, on its financial position, results of operations or cash flows.

11.	Subsequent Events

We have evaluated subsequent events through June 21, 2021, the date the financial statements were available for issuance.

On May 16, 2021, the Company entered into an agreement and plan of merger (“Merger Agreement” or “Merger”) with Aerpio Pharmaceuticals, Inc. (“Aerpio”), a Delaware corporation. If the Merger is completed, the business of Aadi will continue as the business of the combined company.

The Merger Agreement was approved by the members of the board of directors of the Company (the “Board”).

In connection with the Merger Agreement, Aerpio has entered into subscription agreements to raise an aggregate amount of approximately $155.0 million in a Private Investment in Public Equity (“PIPE”) financing in shares of common stock and pre-funded warrants to purchase Aerpio common stock. The PIPE financing is expected to be consummated concurrently with the closing of the Merger, subject to customary closing conditions, and is contingent on the closing of the Merger.

The closing of the Merger is subject to approval of the Aerpio’s shareholders and the satisfaction of certain closing conditions, including, among others, obtaining the requisite approval of the stockholders of Aerpio, Aerpio’s cash and cash equivalents maintaining a balance equal to or greater than $10.0 million and the completion of the PIPE financing. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

If Aerpio is unable to satisfy the closing conditions in Aadi’s favor or if other applicable closing conditions are not satisfied, Aadi will not be obligated to complete the Merger. The Merger Agreement provides Aerpio and Aadi with specified termination rights, and further provides that, upon termination of the Merger Agreement, under specified circumstances, Aerpio may be required to pay the Aadi a termination fee of $2.0 million. In addition, in connection with certain terminations of the Merger Agreement, Aerpio may be required to pay Aadi’s out-of-pocket fees and expenses up to $750,000.

If the Merger is consummated, on a pro forma basis, current shareholders of Aadi will own approximately 66.8% and current shareholders of Aerpio will own approximately 33.2% of the combined company upon the closing of the Merger, without giving effect to the proposed PIPE. Following the closing of the anticipated PIPE financing, the former Aadi shareholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock, on a fully-diluted basis, the shareholders of Aerpio (as of immediately prior to the closing of the Merger) are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock, on a fully-diluted basis, and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock, on a fully-diluted basis.

The Merger Agreement contemplates contingent value rights which entitle the holder to receive a defined percentage of net proceeds, if any, received by the newly combined company with respect to certain Aerpio assets which will be executed at or prior to the effective time of the Merger.